Exhibit 99.1

InfuSystem Holdings, Inc.
FOR IMMEDIATE RELEASE	31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

Wednesday, April 9, 2014

CONTACT:	Rob Swadosh / Patrick Malone The Dilenschneider Group 212-922-0900

INFUSYSTEM HOLDINGS, INC. NOMINATES GREGG O. LEHMAN, Ph.D. to BOARD OF DIRECTORS

Current Directors Each to Stand for Re-election, Including

Ryan Morris Who Plans Non-Executive Chairman Role

MADISON HEIGHTS, MICHIGAN, April 9, 2014—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today announced that the InfuSystem Board of Directors has nominated Gregg O. Lehman, Ph.D., 66, Chief Executive Officer and President of MGC Diagnostics Corporation (NASDAQ:MGCD) (“MGC”), a global medical technology company, to stand for election to the Board at the 2014 Annual Meeting of Shareholders.

“We are pleased that Dr. Lehman has agreed to join our Board,” said Ryan Morris, InfuSystem’s Executive Chairman. “He offers an extensive range of healthcare-related experience that we can draw upon to deliver increased value to both patients and shareholders. Further, his demonstrated record of success growing value as an entrepreneur is consistent with the business culture we have instilled across the Company.”

Dr. Lehman’s election would increase the number of InfuSystem Board members to six. All incumbent Directors are also seeking one-year terms. InfuSystem’s Annual Meeting of Shareholders is scheduled to be held on May 8, 2014 at the Company’s headquarters in Madison Heights, MI.

Mr. Morris added that the transformative business and financial progress InfuSystem has achieved now enables the Company to attract the highly qualified, experienced healthcare professionals needed to spur future growth. “This is especially gratifying given the condition of the Company when our activist-led team gained control two years ago. We have created a far more unified organization and successfully implemented governance best practices. Further, we have set up incentives for shareholder-alignment among employees at all levels. Appropriately, I plan to step down from my executive responsibilities following the shareholder meeting and assume the title of Board Chairman.”

Prior to joining MGC in 2011, Dr. Lehman served as President, Chief Executive Officer and a Director of Health Fitness Corporation, a fitness-center management company, for five years. In a long career, he has also held numerous senior-level executive and governance positions in the medical and education industries including CEO of Inspiris, Inc., a health care management company; CEO of Gordon Health Solutions, Inc., which provides lifestyle and disease management programs to employers and health plans; CEO of the National Business Coalition on Health (NBCH) in Washington, D.C.; and President of Taylor University in Indiana. Additionally, he has also authored numerous articles on the issue of patient safety.

“I look forward to working with Ryan and the entire InfuSystem Board, especially CEO Eric Steen, who has done so much to revitalize the strategic direction and operational performance of the Company in the past year,” Dr. Lehman commented.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for InfuSystem Holdings, Inc.’s (“InfuSystem,” “INFU,” “the Company,” “We”) business and operations that involve a number of risks and uncertainties. The Company’s outlook for 2014 and other forward-looking statements in this release are made as of April 9, 2014, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private

Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement — including CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, US Healthcare Reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any other litigation to which the Company may be subject from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.